CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 3, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual Reports to Shareholders of the Strong Large Cap Core Fund and the Strong Advisor Small Cap Value Fund (two of the series constituting Strong
Equity Funds, Inc.), the Strong Multi Cap Value Fund (one of the series constituting Strong Equity Funds II, Inc.) and the Strong Growth and Income Fund (one of the series constituting Strong Conservative Equity Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
July 31, 2003